ASHMORE FUNDS

Code of Ethics

Ashmore Funds (the “Trust”), with respect to each of its series (each a “Fund”), has determined to adopt this Code of Ethics with respect to certain activities by Officers and Trustees of the Trust which might be deemed to create possible conflicts of interest and to establish reporting requirements and enforcement procedures with respect to such activities.

I.	Rules Applicable to Officers and Trustees Affiliated with Ashmore Investment Management Limited (the “Manager”) or the Funds’ Administrator[1]

A.

Incorporation of the Manager’s Code of Ethics. The provisions of the Code of Ethics for employees of Ashmore Investment Advisors Limited (the “Ashmore Code of Ethics”), which is attached as Appendix A hereto, are hereby incorporated herein as the Trust’s Code of Ethics applicable to officers and Trustees of the Trust who are employees of the Trust or officers, directors or employees of Ashmore Investment Advisors Limited, its affiliates or the Funds’ Administrator. A violation of the Ashmore Code of Ethics shall constitute a violation of the Trust’s Code.

B.

Reports. Officers and Trustees of the Trust who are made subject to the Ashmore Code of Ethics pursuant to the preceding paragraph shall file the reports required by the Ashmore Code of Ethics with the Chief Compliance Officer designated therein. A report filed with the Chief Compliance Officer of the Manager shall be deemed to be filed with the Trust.

C.	Review and Reporting.

(1)       The Chief Compliance Officer of the Trust shall cause the reported personal securities transactions to be compared with completed and contemplated portfolio transactions of each of the Funds to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the Chief Compliance Officer of the Trust shall give such person an opportunity to supply additional explanatory material.

1 The Funds’ Administrator is The Northern Trust Company. Any officers of the Trust who are employees of the Funds’ Administrator must submit a written undertaking to the Chief Compliance Officer of the Trust evidencing their agreement to be subject to, and comply with, this code of ethics.

(2)       If the Chief Compliance Officer of the Trust determines that a violation of any provision of this Code has or may have occurred, he shall submit his written determination, together with any additional explanatory material, to the Board of the Trust at its next meeting when Code of Ethics matters are discussed.

D.

Sanctions. In addition to reporting violations of this Code to the Board of the Trust as provided in Section I-C(2), the Chief Compliance Officer of the Trust shall also report to the Board any sanctions imposed with respect to such violations. The Board reserves the right to impose such additional sanctions as it deems appropriate.

II.	Rules Applicable to Unaffiliated Trustees

A.	Definitions.

(1)       “Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

(2)       “Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

(3)       “Covered Person” means an affiliated person of the Trust, who is not made subject to the Ashmore Code of Ethics pursuant to Part I hereof.

(4)       “Interested Trustee” means a Trustee of the Trust who is an “interested person” of the Trust within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(5)       “Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

(6)       “Security” shall have the same meaning as that set forth in Section 2(a)(36) of the Investment Company Act (in effect, all securities) except that it shall not include securities issued by the Government of the United States or an agency thereof, bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt investments, including repurchase agreements, and shares of registered open-end investment companies, but shall include any security convertible into or exchangeable for a security.

(7)       “Security Held or to be Acquired by a Fund” means: (i) any security, as defined herein, which, within the most recent 15 days: (A) is or has been held by the Fund, or (B) is being or has been considered by the Fund or the Manager for purchase by the Fund, and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a security described in (i) above.

(8)       “Unaffiliated Trustee” means a Trustee who is not made subject to the Ashmore Code of Ethics pursuant to Part I hereof.

B.	Prohibited Actions. No Covered Person, in connection with the purchase or sale, directly or indirectly, by such Covered Person of a security held or to be acquired by a Fund, shall:

(1)	Employ any device, scheme or artifice to defraud the Trust or Fund;

(2)

Make any untrue statement of a material fact to the Trust or Fund or omit to state a material fact necessary in order to make the statements made to the Trust or Fund, in light of the circumstances under which they are made, not misleading;

(3)	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Trust or Fund; or

(4)	Engage in any manipulative practice with respect to the Trust or Fund.

C.	Reporting.

(1)       Every Unaffiliated Trustee of the Trust shall file with the Trust’s Chief Compliance Officer a report containing the information described in Section II- C(2) of this Code with respect to purchases or sales of any security in which such Unaffiliated Trustee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, if such Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties as a Trustee of the Trust, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee:

(a)	such security was or is to be purchased or sold by a Fund or

(b)	such security was or is being considered for purchase or sale by a Fund;

provided, however, that an Unaffiliated Trustee shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

(2)       Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(a) the date of the transaction, the title, the number of shares, the interest rate and maturity date (if applicable) and the principal amount of each security involved;

(b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c) the price at which the transaction was effected;

(d) the name of the broker, dealer or bank with or through whom the transaction was effected; and

(e) the date that the report is submitted by each Unaffiliated Trustee.

(3)       Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

(4)       Notwithstanding anything to the contrary contained herein, an Unaffiliated Trustee who is an “interested person” of the Trust shall file the reports required by Rule 17j-1(d)(1) under the Investment Company Act with the Chief Compliance Officer of the Manager. Such reports shall be reviewed by such Officer as provided in Section I-D(1) and any related violations shall be reported by him to the Board as provided in Section I-C(2). The Board may impose such additional sanctions as it deems appropriate.

D.	Review and Reporting.

(1)

The Chief Compliance Officer of the Trust, in consultation with the Chief Compliance Officer of the Manager (if such position is held by a different individual), shall cause the reported personal securities transactions that he receives pursuant to Section II-C(1) to be compared with completed and contemplated portfolio transactions of the Funds to determine whether any prohibited action listed in Section II-B may have occurred.

(2)

Before making any determination that a violation of this Code has occurred, the Chief Compliance Officer of the Trust shall give the person involved an opportunity to supply additional information regarding the transaction in question.

E.

Sanctions. If the Chief Compliance Officer of the Trust determines that a violation of this Code has occurred, he shall so advise the Trust’s Board, and provide the Board with a report of the matter, including any additional information supplied by such person. The Board may impose such sanctions as it deems appropriate.

III.	Miscellaneous

A. Amendments to the Ashmore Code of Ethics. Any amendment to the Ashmore Code of Ethics shall be deemed an amendment to Section 1-A of this Code effective 14 days after written notice of such amendment shall have been received by the Chairman of the Board of the Funds, unless the Trustees of the Funds expressly determine that such amendment shall become effective at an earlier or later date or shall not be adopted.

B. Records. The Trust shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the Investment Company Act and shall be available for examination by representatives of the Securities and Exchange Commission.

(1)	A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

(2)

A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(3)

A copy of each report made by an officer or Trustee pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

(4)	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place; and

(5)

To the extent any record required to be kept by this section is also required to be kept by the Manager pursuant to the Ashmore Code of Ethics, the Manager shall maintain such record on behalf of the Trust as well.

C.

Confidentiality. All reports of securities transactions and any other information filed with the Trust pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by personnel of the Securities and Exchange Commission.

D.	Interpretation of Provisions. The Trustees of the Trust may from time to time adopt such interpretations of this Code as they deem appropriate.

E.

Delegation by Chairman of the Board. The Chairman of the Board of the Trust may from time to time delegate any or all of his responsibilities under this

Code, either generally or as to specific instances, to such officer or Trustee of the Trust as he may designate.

Dated: July 18, 2014

(Reviewed December 2025)